Exhibit 10.13

MEMORANDUM OF UNDERSTANDING BETWEEN

THE NEW YORK CITY DEPARTMENT OF EDUCATION

AS SUCCESSOR IN INTEREST TO

THE BOARD OF EDUCATION OF THE CITY OF NEW YORK,

AND SCHOOL BUS TRANSPORTATION CONTRACTORS

RECITALS

(a)                                  School bus transportation services on behalf of the New York City Department of Education (“DOE”) are provided by contractors (the “Contractors”) pursuant to industry wide Contracts for Special Education Pupil Transportation Services (the “Special Education Contracts”) and industry wide Contracts for Transportation of General Education Pupils (the “General Education Contracts” and together with the Special Education Contracts, the “Transportation Contracts”).   The costs for performance of such contracts, especially in the area of insurance, have increased dramatically beyond New York and New Jersey regional consumer price index increments since the catastrophic events of September 11, 2001.

(b)                                 The Transportation Contracts were last amended and extended pursuant to an Extension and Eleventh Amendment to the Special Education Contracts and an Extension and Ninth Amendment to the General Education Contracts, both of which are dated as of September 2000.

(c)                                  Each Contractor provides transportation services pursuant to the Transportation Contracts by the use of vehicles and spare vehicles as defined in the Transportation Contracts, which vehicles are owned (or leased) and operated by the Contractors (the “Contractor Vehicles”).

(d)                                 The Contractors and the DOE have agreed to amend the Transportation Contracts in order to achieve savings by the Contractors and the DOE for the purposes of offsetting the extraordinary cost increases which Contractors and the DOE have experienced in connection with vehicle insurance and other contract requirements.

Understanding

The DOE and the Contractors have agreed to enter into a formal, supplemental amendment of the Transportation Contracts, subject to review and approval by their respective counsel, and the New York State Education Department (if applicable) which, will provide for the following:

1.                                       Bulk Purchases.   The DOE shall use its best efforts as a bulk purchasing agent to make available to the Contractors fuel, equipment and supplies at prices which shall result in savings to the Contractors in comparison to prices otherwise payable by the Contractors for such items.  The Contractors shall use their best efforts to achieve such cost savings, and shall cooperate with the DOE as bulk purchasing agent for such purposes.  Such savings shall accrue to the benefit of the Contractors and the DOE as provided herein (“Bulk Purchasing Savings”).

2.                                       Sales Tax.   The DOE and the Contractors shall use their best efforts to implement the provisions of the Transportation Contracts providing for elimination of Contractors’ payment of federal, state and local sales, excise and use taxes commonly paid by Contractors on purchases of fuel, equipment and parts (i.e., section (H)(4) of the Special Education Contracts and section (G)(6) of the General Education Contracts) which will result in cost savings for the benefit the DOE through modification of Contractors’ costs in the “Cost Justification” process and as otherwise provided herein (“Sales Tax Savings”).

3.                                       Advance Payment.   On or about March 5, 2003 (but not later than March 17, 2003) the DOE shall make an advance payment (“Payment”) to each Contractor (who is a party to this Memorandum of Understanding) based upon the number of Contractor Vehicles provided by each Contractor.  The actual amount of the Payment shall be calculated on a per vehicle basis, and shall equal $4 million divided by the aggregate number of Contractor Vehicles provided by all Contractors to the DOE under the Transportation Contracts as of the date of the Payments.  The Payments shall be repaid only from the Bulk Purchasing Savings and the Sales Tax Savings accrued as of June 30, 2004.

4.                                       Elimination of Prompt Payment Discount.   The DOE shall not receive a 2% prompt payment discount for payment of Contractors’ invoices commencing as of March 1, 2003.  The DOE shall continue to pay Contractors’ invoices in a timely manner in accordance with past practices for the balance of the term of the Transportation Contracts.

5.                                       Cost Justification Simplified.   The procedures for “Cost Justification” as presently stated in the Transportation Contracts shall be replaced, subject to the approval of the New York State Education Department (if applicable), by a simplified form similar in form and content to the form utilized in the majority of school districts in the State of New York, a copy of which is annexed hereto and incorporated herein by reference.

6.                                       Escort Fidelity Bond.   The requirement for a fidelity bond with respect to payment of escort compensation shall be eliminated.

7.                                       Vehicle Vintage.   The DOE agrees to review the Vintage equipment requirement contained in the contract and shall consider proposals to reduce the costs incurred by Contractors arising out of the vintage requirement.  It is understood that all proposals to reduce costs must ensure that Contractor vehicles shall fully comply with and satisfy all U.S. Department of Transportation and N.Y.S. Department of Transportation requirements.

8.                                       Insurance Cost Reduction.   The insurance provisions of the Transportation Contracts shall be amended as follows in order to achieve Contractor savings in the cost of insurance (“Insurance Cost Reduction”):

(i)                                     Primary Coverage.   The DOE shall make available to each Contractor for each Contractor Vehicle, commercial automobile liability insurance coverage for personal injury and property damage in the primary amount of $1 million per occurrence as well as no-fault/personal injury protection insurance and such other vehicle insurance as is required by law, including, without limitation, Vehicle and Traffic Law § 370 (the “Primary Insurance”), which coverage shall commence on the earliest date on which the DOE, with the use of its best efforts, shall be able to implement such coverage ( the “Commencement Date”) and shall continue through the expiration of the Transportation Contracts (the “Centrally Controlled Insurance Program”). Participation of each Contractor who enters into this Memorandum of Understanding in the Centrally Controlled Insurance Program is mandatory.   Such insurance coverage shall be procured for Contractor Vehicles owned or leased by the Contractors through (i) an insurance carrier designated by the DOE; (ii) self-insurance provided by the City of New York (“Self Insurance”); and/or, (iii) such other means as the DOE reasonably shall determine appropriate, in accordance with the regulations of the Department of Motor Vehicles and the Department of Insurance of the State of New York, or pursuant to waiver or amendment of such regulations.  Such Primary Insurance shall provide for indemnification and defense on behalf of the Contractors, their agents, servants and employees with respect to  claims arising out of the operation, maintenance or use of the Contractor Vehicles  to the extent such parties would have been protected by an insurance policy with primary limits of $1 million utilizing ISO Form No. CA0001 (applicable to New York State) and all mandatory endorsements as required by the New

York Vehicle and Traffic Law, the New York Insurance Law and 11 NYCRR. In the event such insurance is procured by way of Self Insurance, the DOE shall indemnify, hold harmless and defend the Contractors, their agents, servants and employees from any liability arising from the operation, maintenance or use of the Contractor Vehicles to the same extent such parties would have been protected by an insurance policy with primary limits of $1 million utilizing ISO Form No. CA0001 (applicable to New York State) and all mandatory endorsements as required by the New York Vehicle and Traffic Law, the New York Insurance Law and 11 NYCRR.  Subject to the sole and exclusive consent and determination of the administrator of the Primary Insurance (the “Administrator”),  Contractors may request designation of defense counsel to defend such claims provided that such defense counsel shall at all times be subject to the supervision and direction of the Administrator, shall be experienced in insurance defense, and shall be engaged in providing insurance defense services on behalf of insurance carriers admitted in the State of New York.

(ii)                                  Consideration.   In consideration of providing such Primary Insurance, the contract compensation payable to each Contractor under the Transportation Contracts shall be reduced, for each twelve month period the Primary Insurance is in effect (a “Primary Policy Year”),  in an amount equal to (x) the annualized premium per Contractor Vehicle payable by such Contractor for the first $1 million in coverage, under the  automobile liability insurance policy in place prior to March 1, 2003 (the “Current Policy”);  less (y) the amount of $2,000.00 per Contractor Vehicle multiplied by (z) the total number of Contractor Vehicles for such Contractor (the “Contract Reduction Amount”).  The amount of such contract reduction shall be withheld in twelve equal installments from monthly billing due to the Contractor.  In the event that a Contractor’s Current Policy does not clearly define the amount of premium payable for such coverage, the amount of such premium shall be calculated, by reference to such insurance policy, by a national insurance brokerage company mutually agreeable to the DOE and to the Contractors.  The Primary Insurance provided herein shall not be extended beyond the expiration date of the Transportation Contracts.  In the event such limitation shall result in the issuance of Primary Insurance for less than a Primary Policy Year, the Contract Reduction Amount shall be prorated accordingly.

(iii)                               Excess Coverage.   At the election of the DOE, all Contractors may be required to purchase the contractually required excess insurance (“Contract Excess Coverage”) through the DOE’s Centrally Controlled Insurance Program, provided the cost of such excess insurance shall not exceed the cost of similar excess insurance then available to a Contractor (“Market Cost of Insurance”).  Otherwise, the Contractors shall provide the Contract Excess Coverage.  In the event the Market Cost of Insurance for a Contractor shall be greater than the cost of insurance charged by the DOE for Contract Excess Coverage the Contractor shall pay such excess amount to the DOE to the extent of the Payments and Additional Payments made to the Contractor.

(iv)     Alternate to Primary Coverage.   (a) In the event that the DOE shall not provide the Primary Insurance to Contractors as set forth herein by March 1, 2003, the DOE shall make additional advance payments (“Additional Payments”)  to each Contractor who is a party to this Memorandum of Understanding, commencing March 1, 2003 at the rate of $83.33 per Contractor Vehicle and at the rate of $166.66 per Contractor Vehicle per month commencing April 1, 2003 and each month thereafter until the Commencement Date, which Additional Payments shall be repaid only from the Bulk Purchasing Savings and the Sales Tax Savings accrued through the expiration date of the Transportation Contracts.

(b)                                 The Additional Payments shall not commence with respect to a Contractor unless and until such Contractor has substantially and materially complied with the information requested by the DOE for insurance purposes as described in Attachment A  annexed hereto (the “Insurance Information”).   Contractors who are unable to obtain loss history information from prior insurance carriers who have been declared insolvent (and are no longer in business) shall be excused from compliance to the extent such information is not otherwise available.  As a condition for making the Additional Payments commencing March 1, 2003, a Contractor must provide the DOE with  the Insurance Information described in Attachment A on or before February 19, 2003.  In the event a Contractor fails to do so, the Additional Payments shall commence April 1, 2003 subject to the delivery of the Insurance Information to the DOE on or before the first business day of March 2003.  Upon failure to do so, the Additional Payments shall only commence as of the first day of the next month (or the first day of a following month, as the case may be) provided the Insurance Information has been delivered to the DOE at least 25 days prior thereto.

(v)                               Each Contractor shall have a continuing obligation to use its best efforts to cooperate with the Loss Prevention Program established by the DOE or its agent to ensure maximum cost containment.

(vi)                              Notwithstanding anything to the contrary in this Memorandum of Understanding, it is the intention of the parties that the DOE’s obligation with respect to Insurance Cost Reduction is limited to a reduction of $2,000.00 per Contractor Vehicle per Primary Policy Year (pro-rated in the event a Primary Policy Year shall be reduced to less than twelve months).   No demand or claim may be made by any Contractor for Insurance Cost

Reduction which would increase the said DOE obligation to more than $2,000.00 per Contractor Vehicle per Primary Policy Year.

9.                                     Condition Precedent.   In the event that prior to the date of execution of a formal contract amendment as provided herein; (i) there shall be an industry wide work stoppage or strike by the members of Local 1181 A.T.U. (ii) the Contractors and Local 1181 A.T.U. shall fail to enter into a collective bargaining agreement; or (iii) Contractors who have filed a petition under Chapter 11 of the Bankruptcy Code, shall fail to assume the Transportation Contracts in such proceedings, then this Memorandum of Understanding shall be of no further force or effect.

10.                                 Termination of Litigation.   The DOE, Contractors and their affiliates, upon execution of a formal contract amendment, shall (a) enter into a stipulation of discontinuance and shall take such other steps as shall be necessary to terminate the litigation with prejudice pending in Supreme Court, New York County under the caption Metro Affiliates, Inc., et al. v. Harold Levy as Chancellor of the Board of Education of the City of New York, et al., Index No. 602030/02; and (b) enter into a stipulation withdrawing the motion for an order authorizing the Debtors to reject the escort services portion of the Transportation Contracts in the bankruptcy proceeding entitled In re: Metro Affiliates, Inc., Case No. 02-42560,  presently pending in the Bankruptcy Court of the Southern District of New York.

11.                                 Formal Amendment.   The foregoing constitutes the substance of the agreement between the DOE and the Contractors who are signatories to this Memorandum of Understanding.  The parties hereto agree to enter into a formal amendment of the Transportation Contracts incorporating the terms herein, which amendment shall be subject to the approval of their respective counsel as to form and the approval of the New York State Department of Education.   This agreement is not effective  unless Contractors, who collectively represent at least 94% of the Contractor Vehicles under the Transportation Contracts, execute the same and an original signed copy is returned to the DOE on or before March 3, 2003.

12.                                 Execution in Counterparts.   This Memorandum of Understanding may be executed in two (2) or more counterparts, and with counterpart signature pages, each of which shall be deemed an original, and all of such counterparts together constitute but one (1) and the same agreement. One (1) or more counterparts may be delivered by facsimile with the same force and effect as an original.

IN WITNESS WHEREOF, this Memorandum of Understanding has been executed as of the 27th day of February 2003.

Department of Education of the
City of New York

By:	/s/ KATHLEEN GRIMM

Amboy Bus Co., Inc.

By:	/s/ DOMENIC GATTO
Domenic Gatto

Staten Island Bus Company

By:	/s/ DOMENIC GATTO
Domenic Gatto